Exhibit 10.8

Pursuant to 17 CFR 240.24-b, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and

Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission

AMENDMENT NO. 3 (HUGHES)

THIS AMENDMENT NO. 3 (“Amendment”) to the MASTER DEVELOPMENT AND LICENSING AGREEMENT between TerreStar Networks Inc. (“TerreStar”) and Elektrobit, Inc. (“Elektrobit”), dated August 10, 2007, as amended (the “Agreement”), is made this     th day of March, 2009 (“Effective Date”) by and between TerreStar and Elektrobit (collectively, the “Parties”). Capitalized terms that are not otherwise defined in this Amendment have the meaning defined in the Agreement.

BACKGROUND

A. TerreStar has entered into a Contract for the Design, Development and Supply of Satellite Base Station Subsystem with Hughes Network Systems, LLC (“Hughes”) dated February 6, 2007 as amended on April 13, 2007 (“Satellite Chipset Agreement”) under which Hughes has granted a license to TerreStar for the use of intellectual property related to the satellite chipset to be developed by Hughes under the Satellite Chipset Agreement including the right to provide sublicenses to TerreStar’s third party contractors.

B. The Parties desire to modify the Agreement to provide Elektrobit with a license to use the Hughes intellectual property for purposes of development of the Reference Phone.

AGREEMENT

1. Capitalized terms not otherwise defined in this Amendment have the meaning defined in the Agreement.

2. TerreStar hereby grants to Elektrobit, and Elektrobit hereby accepts, a limited, worldwide, royalty-free, and fully paid up, non-exclusive, non-transferable in whole or in part, non-assignable right and license to use the Hughes Satellite Chipset for the sole purpose of designing, developing, manufacturing prototypes and testing the Reference Phone in fulfillment of Elektrobit’s obligations under the Agreement. The “Hughes Satellite Chipset” means the chips and associated software, in object code format only, and other intellectual property owned or licensed by Hughes (including but not limited to [***]) for the purpose of Hughes’ development, pursuant to the Satellite Chipset Agreement, of the satellite baseband portion of the Reference Phone. As between TerreStar and Elektrobit, the Hughes Satellite Chipset is a TerreStar-Furnished Item.

3. Subject to Section 4 Elektrobit shall have the right to grant sublicenses, without the right to further sublicense, under and in accordance with the licenses granted in Section 2 for the sole purpose of designing, developing, manufacturing prototypes and testing the Reference Phone throughout the world in fulfillment of Elektrobit’s obligations under the Agreement. Any sublicense granted by Elektrobit pursuant to this section shall be on terms and conditions no less restrictive than those set forth herein.

4. Subject to Section 11 of the Agreement, Elektrobit hereby guarantees the performance of all sublicensees to which it grants sublicenses in accordance with Section 3 above, and shall be responsible for, and shall indemnify, defend and hold harmless TerreStar and its officers, directors, employees, personnel and agents from and against, any and all claims, damages and other costs arising from, (i) any sublicensee’s breach of the terms of its sublicense agreement or (ii) any sublicensee’s violation, misappropriation or misuse of the Hughes Satellite Chipset.

5. Except as specifically amended, the Agreement remains in full force and effect, and is ratified and confirmed.

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the Effective Date set forth above.

TERRESTAR NETWORKS INC.	ELEKTROBIT, INC.

/s/ Thomas J. Portman	/s/ Vesa Raudaskoski
Signature	Signature

VP of Contracts	President
Title	Title

Thomas J. Portman	Vesa Raudaskoski
Name	Name

March 27, 2009	March 28, 2009
Date	Date